Exhibit 99.1

Vital Signs, Inc. Shareholders Approve Agreement and Plan of Merger with

General Electric Company

TOTOWA, NJ — October 29, 2008— Vital Signs, Inc. (NASDAQ: VITL) today announced that its shareholders have overwhelmingly approved the previously disclosed Agreement and Plan of Merger, dated as of July 23, 2008, by and among General Electric Company, Tonic Acquisition Corp and Vital Signs, Inc., at a special meeting held earlier today. Following the closing of the merger contemplated by the Agreement and Plan of Merger, the company's shareholders will be entitled to receive $74.50 in cash for each share of Vital Signs, Inc. common stock that they hold and Vital Signs, Inc. will become an indirect wholly-owned subsidiary of General Electric Company.

The Company currently anticipates that the merger will close on October 30, 2008.

ABOUT VITAL SIGNS, INC.

Vital Signs, Inc. and its subsidiaries design, manufacture, and market primarily single-patient-use medical products for the anesthesia and respiratory/critical care markets. Vital Signs also provides devices and services for the diagnosis and treatment of obstructive sleep apnea. Vital Signs is ISO 13485 certified and has CE Mark approval for its products. In 2007, Forbes Magazine named Vital Signs, Inc. as one of the "200 Best Small Companies in America" based on financial criteria.

ABOUT GE HEALTHCARE

GE Healthcare provides transformational medical technologies and services that are shaping a new age of patient care. GE Healthcare's expertise in medical imaging and information technologies, medical diagnostics, patient monitoring systems, performance improvement, drug discovery, and biopharmaceutical manufacturing technologies is helping clinicians around the world re-imagine new ways to predict, diagnose, inform, treat and monitor disease, so patients can live their lives to the fullest.

GE Healthcare's broad range of products and services enable healthcare providers to better diagnose and treat cancer, heart disease, neurological diseases and other conditions earlier. GE Healthcare's vision for the future is to enable a new "early health" model of care focused on earlier diagnosis, pre-symptomatic disease detection and disease prevention. Headquartered in the United Kingdom, GE Healthcare is a $17 billion unit of General Electric Company (NYSE:GE). Worldwide, GE Healthcare employs more than 46,000 people committed to serving healthcare professionals and their patients in more than 100 countries. For more information about GE Healthcare, visit GE Healthcare's website at www.gehealthcare.com.

FORWARD LOOKING STATEMENTS

Any non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. The potential risks and uncertainties include, among others, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, including the failure to receive required regulatory approvals, general economic conditions, industry specific conditions and the possibility that Vital Signs may be adversely affected by other economic, business, and/or competitive factors, as well as other risks and uncertainties disclosed in Vital Signs' 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Vital Signs, Inc.
Investor Relations Douglas Wall 973-790-1330 dwall@vital-signs.com